Exhibit 99.1

NEWS RELEASE

Release No. 115-4-3

805 SW Broadway	Contact:
Portland, OR 97205	David Dugan (Media Relations)
503.821.5100	503.821.5285
Fax: 503.821.5107	Bill Hebert (Investor Relations)
503.821.5100

FOR RELEASE AT 8:00 A.M. (EST) WEDNESDAY, APRIL 23, 2003

LP Reports First Quarter 2003 Profits

Portland, Ore. (April 23, 2003) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported first quarter net income of $1.5 million, or $0.01 per diluted share, on sales of $499 million.  In the first quarter of 2002, LP’s net loss was $9.5 million, or $0.09 per diluted share, on sales of $475 million. For the first quarter of 2003, the loss from continuing operations was $0.5 million, or $0.01 per share compared to a loss from continuing operations of $1.6 million, or $0.02 per diluted share in the first quarter of 2002.

“We operated relatively well during the quarter despite continued softness in the lumber market, increased costs related to energy and other petroleum-based expenses, and building markets hampered by poor weather in many parts of the country,” said Mark A. Suwyn, LP’s chairman & CEO.

Suwyn continued, “We are working aggressively to conclude our divesture program announced last May. We have generated cash from the sale of these assets of approximately $55 million in the quarter and almost $210 million since announcing the program. We have also captured an additional $50 million in value through the liquidation of working capital and reduction of liabilities. We are on track to divest the remaining assets and generate $600 to $700 million in total value (including cash, liquidation of working capital and reduction of liabilities) from this program for our shareholders.”

At 11:00 a.m. EDT (8:00 a.m. PDT) today, LP will host a webcast on the company’s financial results for the fourth quarter and year-end 2002. To access the live webcast and accompanying presentation, visit www.lpcorp.com and go to the “Investor Relations” section from the main menu.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.

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FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters address in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those contemplated by these, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals, and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

FINANCIAL AND QUARTERLY DATA

(Dollar amounts in millions, except per share amounts) (Unaudited)

	Quarter Ended
	March 31,
	2003	2002

Net sales	$498.5	$474.5

Income (loss) before taxes, minority interest, and equity in earnings of unconsolidated affiliate	$(0.9)	$—

Income (loss) from continuing operations before cumulative effect of change in accounting principle	$(0.5)	$(1.6)

Net income (loss)	$1.5	$(9.5)

Net income (loss) per share — basic and diluted	$0.01	$(0.09)

Average shares outstanding — basic and diluted	104.6	104.6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions, except per share amounts) (Unaudited)

	Quarter Ended March. 31,
	2003	2002

Net Sales	$498.5	$474.5

OPERATING COSTS AND EXPENSES
Cost of sales	421.9	381.8
Depreciation and amortization	32.3	35.0
Cost of timber harvested	2.9	4.3
Selling and administrative	37.6	34.6
(Gain) loss on sale or impairment of long-lived assets	(12.3)	4.5
Other operating credits and charges, net	—	(1.9)
Total operating costs and expenses	482.4	458.3

Income (loss) from operations	16.1	16.2

NON-OPERATING INCOME (EXPENSE)
Foreign currency exchange gain (loss)	(1.9)	(0.3)
Interest expense	(22.9)	(23.8)
Interest income	7.8	7.9
Total non-operating income (expense)	(17.0)	(16.2)

Income (loss) before taxes, minority interest, and equity in earnings of unconsolidated affliate	(0.9)	—
Provision (benefit) for income taxes	(0.4)	3.0

Equity in (income) loss of unconsolidated affliate	—	(0.9)
Minority interest in net income (loss) of consolidated subsidiary	—	(0.5)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(0.5)	(1.6)

DISCONTINUED OPERATIONS
Income (loss) from discontinued operations	3.1	(6.6)
Provision (benefit) for income taxes	1.2	(2.5)
Income (loss) from discontinued operations	1.9	(4.1)

Income (loss) before cumulative effect of change in accounting principle	1.4	(5.7)

Cumulative effect of change in accounting principle	0.1	(3.8)

Net income (loss)	$1.5	$(9.5)

Net income (loss) per share of common stock:
Income (loss) from continuing operations	$(0.01)	$(0.02)
Income (loss) from discontinued operations	0.02	(0.03)
Cumulative effect of change in accounting principle	—	(0.04)
Net Income (Loss) Per Share — Basic and Diluted	$0.01	$(0.09)

Average shares of common stock outstanding — Basic and Diluted	104.6	104.6

CONDENSED CONSOLIDATED BALANCE SHEETS

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions) (Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$67.3	$137.3
Receivables, net	144.8	99.3
Inventories	220.0	198.7
Prepaid expenses	7.1	11.3
Deferred income taxes	38.6	38.6
Current assets of discontinued operations	0.6	6.1
Total current assets	478.4	491.3

Timber and timberlands
Forest licenses	97.3	98.5
Deposits and other	22.8	20.3
Timber and timberlands held for sale	360.1	377.5
Total timber and timberlands	480.2	496.3

Property, plant and equipment	1,922.6	1,917.0
Accumulated depreciation	(1,034.3)	(1,006.7)
Net property, plant and equipment	888.3	910.3
Goodwill	276.7	276.7
Other intangible assets	29.9	29.9
Notes receivable from asset sales	403.9	403.9
Assets transferred under contractual arrangement	29.1	29.1
Restricted cash	83.8	46.8
Other assets	67.4	63.9
Long-term assets of discontinued operations	3.0	25.0
Total assets	$2,740.7	$2,773.2

LIABILITIES AND EQUITY
Current portion of long-term debt	$6.1	$35.3
Accounts payable and accrued liabilities	213.5	217.9
Current portion of contingency reserves	20.0	20.0
Total current liabilities	239.6	273.2

Long-term debt, excluding current portion:
Limited recourse notes payable	396.5	396.5
Other long-term debt	678.4	673.6
Total long-term debt, excluding current portion	1,074.9	1,070.1

Contingency reserves, excluding current portion	102.6	106.1
Liabilities transferred under contractual arrangement	14.6	15.3
Deferred income taxes and other	299.3	302.3

Commitments and contingencies

Stockholders’ equity:
Common stock	116.9	116.9
Additional paid-in capital	447.7	446.8
Retained earnings	747.3	745.8
Treasury stock	(230.1)	(230.2)
Accumulated comprehensive loss	(72.1)	(73.1)
Total stockholders’ equity	1,009.7	1,006.2
Total liabilities and equity	$2,740.7	$2,773.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions) (Unaudited)

	Quarter Ended March 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1.5	$(9.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and cost of timber harvested	35.6	43.2
Minority share of subsidiary income	—	(0.5)
Earnings of unconsolidated affliate	—	(0.9)
(Gain) loss on sale or impairment on long-lived assets	(19.8)	4.5
Cash settlement of contingencies	(5.4)	(6.3)
Cumulative effect of change in accounting principle	(0.1)	3.8
Other adjustments	2.0	(5.6)
Increase in certain working capital components and deferred taxes	(61.9)	(85.3)
Net cash used in operating activities	(48.1)	(56.6)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(11.4)	(3.8)
Timber & timberland sales	25.5	—
Proceeds from asset sales	29.1	0.9
Increase in restricted cash from asset sales	(36.1)	—
Cash loaned under credit facility related to assets and liabilities transferred under contractual arrangement	(0.7)	(0.7)
Other investing activities, net	(0.4)	7.4
Net cash provided by investing activities	6.0	3.8

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	4.0	45.0
Repayment of long-term debt	(31.6)	(0.6)
Other financing activities, net	(0.3)	(6.3)
Net cash provided by (used in) financing activities	(27.9)	38.1

Net decrease in cash and cash equivalents	(70.0)	(14.7)
Cash and cash equivalents at beginning of period	137.3	61.6

Cash and cash equivalents at end of period	$67.3	$46.9

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

SELECTED SEGMENT INFORMATION

(Dollar amounts in millions) (Unaudited)

	Quarter Ended March 31,
	2003	2002	% change

Net sales:
OSB	$192.6	$185.1	4
Composite Wood Products	101.3	98.4	3
Plastic Building Products	42.6	30.1	42
Structural Framing Products	148.0	131.3	13
Pulp	—	0.1	(100)
Other	14.0	29.5	(53)
	$498.5	$474.5	5

Operating profit (loss):
OSB	$13.7	$22.9	(40)
Composite Wood Products	10.2	11.5	(11)
Plastic Building Products	3.2	0.7	357
Structural Framing Products	(5.6)	2.7	(307)
Pulp	—	(1.3)	100
Other	3.7	3.0	23
Other operating credits and charges, net and gain (loss) on sale or impairment of long-lived assets	12.3	(2.6)	573
General corporate and other expenses, net	(23.3)	(21.0)	(11)
Interest income (expense), net	(15.1)	(15.9)	5
Income (loss) before taxes, minority interest and equity in earnings of unconsolidated subsidiary	$(0.9)	$—

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL DATA

(Dollar amounts in millions, except per share amounts) (Unaudited)

1.               Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

2.               On May 8, 2002, LP announced that its board of directors had approved a plan to sell selected businesses and assets in order to significantly reduce LP’s current debt. As revised in September 2002, the plan involves divesting LP’s plywood, industrial panels, timber and timberlands, wholesale and distribution businesses and certain lumber mills. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, LP is required to account for the businesses sold or anticipated to be sold within one year as discontinued operations. Additionally, as a result of the planned divestitures, LP was required to modify its segment reporting under SFAS No. 131, “Disclosures about Segments of Enterprise and Related Information”.

3.               Other Operating Charges and Credits, Net:

The major components of  “Other operating charges and credits, net” in the Condensed Consolidated Statements Of Income are reflected in the table below and are described in the paragraphs following the table:

Quarter Ended March 31,	2003		2002
	Pre-tax	After tax	Pre-tax	After tax
Gain on insurance recoveries	$—	$—	$1.9	$1.1
	$—	$—	$1.9	$1.1

In the first quarter of 2002, LP recorded a net gain of $1.9 million ($1.1 million after taxes, or $0.01 per diluted share) from business interruption insurance recoveries related to incidents at facilities that occurred in past years.

4.               Gain (Loss) on Sale or Impairment of Long-Lived Assets:

The major components of  “Gain (loss) on sale or impairment of long-lived assets” in the Condensed Consolidated Statements Of Income are reflected in the table below and are described in the paragraphs following the table:

Quarter Ended March 31,	2003		2002
	Pre-tax	After tax	Pre-tax	After tax
Impairment charges on long-lived assets	—	—	(4.5)	(2.7)
Gain on sale of timber and other long-lived assets	12.3	7.6	—	—
	$12.3	$7.6	$(4.5)	$(2.7)

In the first quarter of 2002, LP recorded a loss of $4.5 million ($2.7 million after taxes, or $0.03 per diluted share) associated with a sawmill located in Quebec as well as a reduction in the value of the associated timber licenses due to a reduction in the allowable harvest amount.

In the first quarter of 2003, LP recorded a gain of $12.5 million ($7.7 million after taxes, or $0.07 per diluted share) associated with the sale of a portion of LP’s timberlands as part of LP’s divestiture plan and a loss of $0.2 million ($0.1 million after taxes, or $0.0 per diluted share) on the sale of various other assets.

5.               Income Taxes

Income (loss) before taxes for the quarter ended March 31, 2003 and 2002 were as follows:

	2003	2002
Continuing operations	$(0.9)	$1.4
Discontinued operations	3.1	(6.6)
Cumulative effect of accounting change	0.2	(6.3)
	2.4	(11.5)
Total tax provision (benefit)	0.9	(2.0)
Net income (loss)	$1.5	$(9.5)

Accounting standards require that the estimated effective income tax rate (based upon estimated annual amounts of taxable income and expense) by income component for the year be applied to year-to-date income or loss at the end of each quarter. The primary difference between the statutory rate (38%) on continuing operations and the calculated rate relates to permanent difference associated with certain inter-company debt which is denominated in Canadian dollars. The components and associated estimated effective income tax rates applied to the first quarter of 2003 are as follows:

	2003
	Tax Provision	Tax Rate
Continuing operations	$(0.4)	(45)%
Discontinued operations	1.2	38%
Cumulative effect of accounting change	0.1	(38)%
	$0.9	36%

6.               Cumulative Effect of Change in Accounting Principles:

LP adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, as of January 1, 2003. This statement addresses the retirement of long-lived assets and the associated retirement costs. Under this statement, we will record both an initial asset and a liability for the present value of estimated costs of legal obligations associated with the retirement of long-lived assets. These initial assets will be depreciated over the expected useful life of the asset. Upon adoption of this statement, we changed our accounting for landfill closures, reforestation obligations associated with certain timber licenses in Canada and other assets. Implementation of this standard resulted in income of $0.2 million (or $0.1 million after tax) recorded as a  “cumulative effect of change in accounting principle” as of January 1, 2003.

LP adopted Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets”, as of January 1, 2002. As of January 1, 2002, LP discontinued amortization of goodwill. LP has determined that $6.3 million of goodwill recorded in the Engineered Wood Products business was impaired as of January 1, 2002 and this amount is recorded net of income tax effects as a “cumulative effect of change in accounting principle” as of January 1, 2002.

LOUISIANA-PACIFIC CORPORATION

SUMMARY OF PRODUCTION VOLUMES

	Quarter Ended March 31,
	2003	2002

Oriented strand board, million square feet 3/8” basis	1,289	1,360

Lumber, million board feet	300	291

Composite wood siding, million square feet 3/8” basis	207	187

Engineered I-Joist, million lineal feet	21	18

Laminated veneer lumber (LVL), thousand cubic feet	2,204	2,016

Composite Decking, million lineal feet	7,982	2,676

Vinyl Siding, squares	555	483